Exhibit (d)(21)(iii)

June 28, 2006

VIA FEDERAL EXPRESS

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, NJ 07102

American Skandia Investment Services, Inc.

Gateway Center Three

100 Mulberry Street

Newark, NJ 07102

Re: Group Fee Waiver

T. Rowe Price Associates, Inc. (“T. Rowe Price”) serves as the Sub-adviser to Prudential Investments LLC and American Skandia Investment Services, Inc. (together the “Co-Managers”) in advising the AST T. Rowe Price Asset Allocation Portfolio and the AST T. Rowe Price Natural Resources Portfolio, each a series of American Skandia Trust, pursuant to Sub-advisory Agreements dated May 1, 2003.

T. Rowe Price serves as the Sub-adviser to the Co-Managers in advising the AST T. Rowe Price Large Cap Growth Portfolio and AST Advanced Strategies Portfolio, each a series of American Skandia Trust, pursuant to Sub-advisory Agreements dated November 29, 2005 and March 20, 2006, respectively.

T. Rowe Price also serves as the Sub-adviser to the Co-Managers in advising the Strategic Partners Equity Income Fund, a series of Strategic Partners Mutual funds, Inc., pursuant to a Sub-advisory Agreement dated October 3, 2005.

T. Rowe Price serves as the Sub-adviser to Prudential Investments LLC in advising the Global Portfolio and SP T. Rowe Price Large Cap Growth Portfolio, each a series of The Prudential Series Fund, pursuant to Sub-advisory Agreements dated January 1, 2006.

T. Rowe Price International, Inc. (“T. Rowe International”) serves as the Sub-adviser to the Co-Managers in advising the AST T. Rowe Price Global Bond Portfolio, a series of American Skandia Trust, pursuant to a Sub-advisory Agreement dated May 1, 2003 (each aforementioned Fund or Portfolio is referred to as a “Portfolio” or the “Portfolios”). The Co-Managers and Portfolios are “affiliated persons” of each other under Section 2(a)(3) of the Investment Company Act of 1940.

Notwithstanding anything in the Sub-advisory Agreements to the contrary, effective July 1, 2006 T. Rowe Price and T. Rowe International hereby waive the compensation due to them under the Sub-Advisory Agreements to the extent necessary to reduce their effective monthly subadvisory fees for the Portfolios by the following percentages based on the combined average daily net assets of the Portfolios.

Combined Asset Levels	Percentage Fee Waiver
Assets up to $750 million	No Fee Reduction
Assets between $750 million and $1.5 billion	5.0% Fee Reduction
Assets between $1.5 billion and $3.0 billion	7.5% Fee Reduction
Assets above $3.0 billion	10.0% fee Reduction

The formula for calculating the group fee waiver is explained in further detail in the attached Group Fee Waiver Exhibit.

Since this is a voluntary fee waiver, T. Rowe Price and T. Rowe International reserve the right to withdraw this waiver by delivery of a written notice to Prudential Investments LLC, which withdrawal shall become effective 30 days after such delivery. On the effective date of such withdrawal of the waiver, the fee and compensation payable to T. Rowe and T. Rowe International by the Portfolios shall be as set out in the applicable provisions of the Sub-advisory Agreements.

Please acknowledge your acceptance of the terms of this fee waiver by signing below and returning a signed copy to us.

Very truly yours,

T. ROWE PRICE ASSOCIATES, INC.

By:

Name: George D. riedel

Title: Vice President

T. ROWE PRICE INTERNATIONAL, INC.

By:

Name:

Title:

PRUDENTIAL INVESTMENTS LLC

By:

Name:

Title:

AMERICAN SKANDIA INVESTMENT SERVICES INC.

By:

Name:

Title:

Group Fee Waiver Exhibit

•	The following fee discount will be applied based on the combined average daily net assets of the Portfolios:

Combined Asset Levels	Percentage Fee Waiver
Assets up to $750 million	No Fee Reduction
Assets between $750 million and $1.5 billion	5.0% Fee Reduction
Assets between $1.5 billion and $3 billion	7.5% Fee Reduction
Assets above $3 billion	10.0% Fee Reduction

•

T. Rowe Price will waive its monthly subadvisory fees equal to an amount necessary to reduce its fees by the above percentages on the total assets of the Portfolios it manages as subadviser. The formula for calculating the group fee waiver is as follows:

I.	Calculation of Portfolios’ Original Subadvisory Fee:

AST TRP Asset Allocation Portfolio Subadvisory Fee (calculated monthly) +

AST TRP Global Bond Portfolio Subadvisory fee (calculated monthly) +

AST TRP Large Cap Growth Portfolio Subadvisory Fee (calculated monthly) +

AST TRP Natural Resources Portfolio subadvisory Fee (calculated monthly) +

AST Advanced Strategies Portfolio Subadvisory Fee (calculated monthly) +

SP Equity Income Fund Subadvisory Fee (calculated monthly) +

PSF Global Portfolio Subadvisory Fee (calculated monthly) +

PSF SP TRP Large Cap Growth Portfolio Subadvisory Fee (calculated Monthly)+

=Total Subadvisory Fee

II.	Calculation of Portfolios’ Effective Fee:

Total Subadvisory Fee

= Effective Fee

Average Daily Balance*

III.	Discount Calculation:

Effective Fee x 0% on the first $750 million

Effective Fee x 5% on the next $750 million+

Effective Fee x 7.5% on the next $1.5 billion+

Effective Fee x 10% on combined assets in excess of $3 billion

= Total Fee Discount to be applied to Original Subadvisory Fee

*Average Daily Balance is the average aggregate daily net assets of the Portfolios as calculated by the Fund Accountant on a daily basis over the period.